Exhibit 10.1

RESIGNATION FROM EMPLOYMENT

AND

CONSULTING AGREEMENT

BETWEEN

DONALD S. DOODY (“EXECUTIVE”)

AND

IEC ELECTRONICS CORP

Including its Directors, Officers, Agents, Employees and Subsidiaries (“IEC”)

Whereas Executive has tendered his resignation from employment with IEC in a letter dated January 3, 2014; and

Whereas, Executive and IEC desire to confirm the terms of such resignation and establish a consulting arrangement; now, therefore,

IT IS AGREED BY AND BETWEEN EXECUTIVE AND IEC AS FOLLOWS:

1.	Executive resigns from his employment and from all positions as an officer or director of IEC effective January 10, 2014. This resignation is voluntary and for the purpose of achieving a work-life balance and pursuing other career opportunities.

2.	Executive will be paid his salary and benefits, and be reimbursed for any legitimate business expenses incurred, through his resignation date, and he agrees that this satisfies all financial obligations of IEC to Executive. Executive also agrees that he has no claims for employment related discrimination under federal, state or local laws, rules or regulations and he releases IEC from any liability for any such claims.

3.	Executive shall be provided with the required notices under the federal law known as COBRA, which allows Executive to obtain continued coverage under IEC group health insurance plans at his own expense. Executive will also be entitled to coverage under his Indemnity Agreement with IEC dated November 15, 2004 according to its terms.

4.	Executive recognizes and confirms his obligations under his Salary Continuation and Non-Competition Agreement dated October 1, 2010, including the Restrictive Covenants in Section 3 thereof.

5.	Following his resignation from employment, Executive agrees to be available to act as a consultant to IEC on an hourly basis at the rate of $500.00 per hour to perform such duties as IEC may assign, to include assistance with ongoing matters and specifically to assist with the integration of Celmet. The duration and extent of such consulting arrangement will be in the sole discretion of IEC, except that (a) it is anticipated that such duties will require at least twenty (20) hours per month for the next (6) months (from January 11,2014 through July 11, 2014); (b) Executive may cancel the consulting arrangement if he does not receive at least 5 hours of work in each of two (2) consecutive months during which the agreement is in effect during the six (6) months period, and in such case the cancelation shall be considered a termination by IEC at the end of the second month under subsection “(c)” of this Section 5; (c) in the event IEC terminates such consultant relationship prior to the expiration of the six (6) months, and the agreement has not been canceled under subsection “(b)” of this Section 5, Executive shall nevertheless be paid for all hours approved and worked to the date of termination, but for not less than twenty (20) hours for the month during which such termination by IEC occurs; (d) in scheduling and assigning work to Executive, IEC will reasonably accommodate Executive’s scheduling requirements and his pursuit of full-time employment, which may require time for travel and/or interviews; (e) Executive shall not be required to perform such duties beyond a period of six (6) months following his separation from employment, except with his consent. Executive agrees that during this consulting arrangement he will be acting and treated as an independent contractor, and Executive shall work independently on specific tasks. As an independent contractor, Executive will not be covered by any IEC benefit plans or insurances, and Executive will be responsible for all taxes and other requirements of employment. IEC will issue Executive an IRS Form 1099 for his consulting work.

6.	On or before his date of resignation Executive will make arrangements to return all IEC property to the human resources director. Executive will ensure that all IEC information is preserved on IEC computers and that he returns all electronic and documentary information of IEC, except that IEC may allow Executive to retain such property and information that it determines may be necessary for Executive to perform his duties as a consultant. At all times Executive shall preserve and protect any property and information and shall promptly return it when his consultancy ends.

7.	During the term of this agreement, Executive will notify IEC immediately if he has accepted or accepts employment with any other entity, or if he engages in self-employment and he will inform IEC of the nature and extent of such employment.

8.	This agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

In Witness Whereof, the parties hereto have caused this agreement to be executed on the dates indicated below.

[Signature Page Follows]

IEC ELECTRONICS CORP.

/s/ W Barry Gilbert	/s/ Donald S. Doody
W. Barry Gilbert	Donald S. Doody
(Chairman and CEO)	(Executive)

Dated: January 9, 2014	Dated: January 9, 2014